Exhibit 1.01
Ford Motor Company
Conflict Minerals Report
For The Year Ended December 31, 20231
Ford Motor Company is a global company based in Dearborn, Michigan. Our purpose has always been bigger than building vehicles. We are driven by a desire to build a better world. One that is more equitable, inclusive, and sustainable. A world in which every person is free to move and pursue their dreams.
There is no easy formula for how to achieve these ambitious goals. It’s a journey Ford has been on for more than 120 years, requiring both courage and care, seeking to continually evolve while honoring what we have already built.
It’s clear to everyone at Ford that electric and software-defined vehicles will play an increasingly important role in our future. We believe we will successfully navigate this transition by focusing on our customers, and by making decisions that improve the lives of our employees and everyone who relies on Ford.
Building a strong, sustainable business takes commitment, effort, and persistence. By advancing groundbreaking technology, supporting our people, our partners and our customers, and protecting our planet, we are ensuring that Ford Motor Company will be here for generations to come.
We are as excited for Ford’s future as we are proud of its past. We are optimistic. Energized. Ready for whatever twists and turns await us on The Road to Better.
Building a Responsible Mineral Supply Chain
Today’s automobiles are incredibly complex. Every Ford vehicle contains components and materials sourced from suppliers all over the world. As Ford pursues a leadership position in gas, hybrid and electric vehicles, our goal is to ensure that the materials we use are extracted in a sustainable way, and that the people doing the work are treated fairly. This aspiration ensures that, in addition to environmental considerations, the human rights of people throughout our supply chain are protected and respected.
We do not knowingly procure materials that contribute to child and forced labor, bribery and corruption, conflict, or environmental concerns, and we commit to comply with local laws and respect Indigenous populations’ rights to water and land. This requires collaboration between stakeholders to identify risks, share best practices, agree on remedial actions, and monitor and report any action taken. Suppliers play a critical role in helping Ford meet our commitments and uphold our values.
Our goal is to ensure that everything we make—or that others make for us—complies with or exceeds all applicable laws and regulations and is consistent with our commitment to protect the environment and respect human rights. This means ensuring raw materials, including tin, tantalum, tungsten, and gold, are ethically and sustainably sourced through sourcing decisions aligned with Ford’s We Are Committed to Protecting Human Rights and the Environment Policy, Supplier Code of Conduct, and Responsible Materials Sourcing Policy including Conflict Minerals.
Ford strengthened these policies in 2024 to formally reflect our commitment to respecting the United Nations Declaration on the Rights of Indigenous Peoples (UNDRIP). In addition, Ford requires suppliers to obtain the free, prior, and informed consent (FPIC) of indigenous communities when securing raw materials prior to projects or activities that may affect their lands, resources, and rights.
Ford is continuing our journey to secure raw materials for electric vehicle (EV) batteries directly from mining companies aligned with our corporate policy, announcing sourcing agreements for lithium, nickel, and cobalt. We are working closely with our suppliers to build out a domestic battery supply chain for our EVs and exploring opportunities for battery recycling to help reduce the need for new battery raw materials.
1 This report includes forward-looking statements. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated. For a discussion of these risks, uncertainties, and other factors, please see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Ford has also taken steps to increase transparency, traceability, and due diligence across our battery suppliers’ raw materials supply chains. In 2021, Ford initiated EV and battery supply chain mapping and auditing to better understand the origins of raw materials in our EV supply chain, including nickel, lithium, cobalt, and graphite.
To date, the project has conducted 43 supplier audits along five select battery supply chains at all tiers through to the mine site. These initial audits have led to the identification and mapping of 151 suppliers and identified mine sites in Australia, Chile, China, the Democratic Republic of the Congo (DRC), Finland, Indonesia, Russia, and Turkey. No critical risks, including child labor, were identified during the audits. To date, we have audited 28% of our mapped battery supply chain with more to come.
In early 2023, we audited our own nickel, lithium, and cobalt due diligence management systems. We have continued to strengthen our mineral due diligence through the implementation of a third-party online platform to improve due diligence analysis, participation in multi-stakeholder organizations to address responsible sourcing from Conflict-Affected and High-Risk Areas (CAHRAs), and investigation into expanding the due diligence in our mineral supply chains to include broader Environmental, Social, and Governance (ESG) concerns.
Across our broader supply chain, Ford continues to work closely with our suppliers and with third-party assurers like the Initiative for Responsible Mining Assurance (IRMA), the Responsible Minerals Initiative (RMI), and the Responsible Business Alliance (RBA) to identify and address environmental and human rights issues in our supply chain using comprehensive environmental and social criteria.
We help suppliers build capacity to manage supply chain issues through training and, in 2023, trained 1,680 supplier representatives in supply chain sustainability topics, including anti-corruption, fair labor, and environmental protection practices.
In this report, “Ford,” the “Company,” “we,” “our,” “us,” or similar references mean Ford Motor Company, our consolidated subsidiaries, and our consolidated variable interest entities of which we are the primary beneficiary, unless the context requires otherwise.
1.Overview
Since 2014, public companies in the United States have been required to conduct due diligence to determine the origin of conflict minerals in their products and to report annually with the Securities and Exchange Commission. The disclosure rules are intended to further the humanitarian goal of ending violent conflict in the DRC and adjoining countries, collectively referred to as the “Covered Countries.” The rules consider tin, tungsten, tantalum, and gold to be “conflict minerals” regardless of where they are sourced. We use the term “3TG” when discussing these minerals. By increasing the transparency of 3TG sources, the expectation is that funds from the mineral trade will not directly or indirectly benefit armed groups in the Covered Countries. Instead, these funds will be redirected to responsible sources of 3TG both in the Covered Countries and other CAHRAs.
3TG is used in many automotive parts and components, from propulsion assemblies to electrical components. We work to ensure that the 3TG used in our vehicles is responsibly sourced. Ford defines a responsible source of 3TG as a smelter or refiner that provides 3TG material and has been validated as conformant to (i.e., successfully completed) or is active in (i.e., currently participating in) a third-party audit of its management systems and sourcing practices according to one of the following schemes: the RMI Responsible Minerals Assurance Process (RMAP), the London Bullion Market Association (LBMA), or the Responsible Jewelry Council (RJC) chain of custody audit protocols. We expect the use of responsibly sourced 3TG in our supply chain to support the development of a “DRC conflict free” 3TG mineral trade in the Covered Countries.
To help us achieve our sourcing goals and to comply with the relevant disclosure rules, our Responsible Materials Sourcing Policy including Conflict Minerals (RMS Policy) requires our direct suppliers of components containing 3TG to conduct due diligence to understand the origins of 3TG in their components, source 3TG responsibly (as described above), and not knowingly provide us with 3TG parts that contribute to conflict. One of the best ways to provide transparency for the sources of 3TG is to disclose which 3TG smelters and refiners are reported by our supply chain. Smelters and refiners procure minerals that they process into usable metals and are a key chokepoint for due diligence in our complex mineral supply chain. Once minerals are processed into usable metals, they become part of components and it becomes harder to determine the material's origins. If our suppliers identify smelters or refiners that are not conformant to or active in a third-party responsible mineral sourcing validation program, Ford asks suppliers to contact reported, non-participating smelters and refiners and encourage them to participate in RMAP or consider alternate sourcing arrangements.
Ford's Supplier Code of Conduct (Supplier Code), integrated within our Purchasing Global Terms & Conditions as a requirement to conduct business with us, outlines our suppliers’ contractual obligations for conflict minerals reporting requirements. Our Supplier Code includes requirements supporting our commitment to protect and respect human rights and the environment, maintain responsible business practices, and responsibly source materials. The Supplier Code requires suppliers to adopt a similar code and extend the same obligations to their sub-contractors, demonstrate compliance, conduct due diligence, provide grievance mechanisms, and report suspected wrongdoing. Additionally, we have a Supplier Social Responsibility and Anti-Corruption Supplier Guide that provides additional resources to support Supplier Code compliance and improvement in overall sustainability performance.
Determination
Through our 2023 data collection and due diligence efforts described below, Ford has reason to believe some 3TG contained in our products may come from Covered Countries. Annex 1 to this report contains a list of confirmed smelters and refiners included in the reports submitted by our suppliers. Ford has identified 38 3TG smelters and refiners reported by our suppliers that are conformant to RMAP and indicate sourcing directly from DRC and/or Covered Countries. An additional 64 smelters or refiners that are cross-recognized as conformant to LBMA, RJC, or are members of the Tungsten Industry-Conflict Minerals Council (TI-CMC) and conformant to RMAP, may be sourcing directly from DRC and/or Covered Countries based on aggregated data.
2.Reasonable Country of Origin Inquiry (RCOI)
Since we are layers removed from the smelters and refiners in our supply chain, we rely on our direct suppliers to survey their suppliers who are expected to continue the cascade of reporting requirements until they identify all information concerning the origin of the 3TG contained in the products they supply to us. In some cases, information provided by our in-scope suppliers may be incomplete or over-inclusive, resulting in missing or additional RCOI data determination. As our in-scope suppliers are often unable to confirm 3TG country of origin information, we conduct due diligence on the country of origin related to reported smelters and refiners. Our RCOI determination is based on data received from our in-scope suppliers and compared to the RMI RCOI database, which contains aggregated data on the origins of 3TG from RMAP, RJC, and LBMA conformant smelters and refiners.
RCOI Approach
We require our in-scope direct suppliers to complete the Conflict Minerals Reporting Template (CMRT) developed by the RMI. Suppliers submit their completed CMRT for analysis through a designated link directly into our third-party online platform.
To determine our in-scope suppliers, we performed a risk-based assessment of all suppliers of components or parts to our plants based on expected spend and 3TG content as reported through the automotive industry’s International Material Data System (IMDS). In aggregate, our in-scope suppliers represent over 89% of our direct expenditures for components or parts. Through our analysis, we can confirm that more than 42,000 parts in our vehicles contain some level of 3TG content. 3TG materials are found in parts from all our major systems including interior, exterior and structural, electrified, controls software and connectivity, underbody, and internal combustion engine propulsion and thermal systems. Of our in-scope parts, 99% contain tin, 17% contain tungsten, 8% contain tantalum, and 46% contain gold, with many parts containing more than one of the 3TG materials. All our vehicles include components containing at least one 3TG material.
For the ninth year in a row, Ford received responses from 100% of the in-scope suppliers surveyed. When we receive supplier CMRTs, we review them and, if necessary, provide corrective action plans and risk assessments to suppliers for any of the following reasons: incomplete reports, reports inconsistent with information previously reported through IMDS, less than 100% response rates from their sub-suppliers, and/or their CMRT contained smelters or refiners that are not identified as conformant to or active in the RMAP, LBMA, or RJC responsible sourcing validation programs. If a completed CMRT does not suffer from any of the foregoing deficiencies, we consider it a “quality” response.
In 2022, enabled by our third-party online platform, we implemented a stricter quality review and stricter standard of CMRT acceptance. This action led in 2023 to Ford achieving a 100% quality response rate for the first time, supporting a more complete set of 3TG data disclosures and better due diligence from our supply chain.

An RMI “eligible” smelter or refiner meets the following definition as indicated in the CMRT definitions: A smelter or refiner is a company that procures and processes mineral ore, slag and/or materials from recycled or scrap sources into refined metal or metal containing intermediate products. The output can be pure (99.5% or greater) metals, powders, ingots, bars, grains, oxides or salts. The terms “smelter” and “refiner” are used interchangeably throughout various publications. Smelters and refiners for any mineral are eligible to undergo the RMAP assessment.
If suppliers report an eligible, non-participating smelter or refiner in their CMRT, we send them a report identifying the non-participating entity with a risk rating and corrective action plans. The corrective action plans, as described in Section 4.2, request gathering additional information or conducting due diligence based on external risk indicators. Ford then conducts training sessions on how various recommended corrective actions can be addressed and implemented within the supply chain. Corrective action plans resulted in 95 suppliers improving disclosure data on their CMRT upon final re-submission. CMRT improvements included submission upgrades from company level to product level reporting (specific to Ford parts), identifying Smelters or refiners not previously disclosed, increasing sub-supplier response rates, cross-checking the RMI smelter database for conformant smelter or refiner audit status, and completing due diligence accordingly. RCOI data is challenging to ascertain if Smelters or refiners are not participating in an acceptable Organisation for Economic Co-operation and Development (OECD) aligned third-party responsible sourcing scheme as stated above. In these cases, we try to determine country of origin by sending a direct inquiry to smelters and refiners reported in our supply chain.
3.Design of Due Diligence
Our due diligence measures have been designed to conform, in all material respects, with the 5-step framework in the 3rd Edition of the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (2016) (OECD Guidance) and the related supplements for 3TG.
4.Due Diligence Measures Performed
4.1.Establish Strong Company Management Systems
Our conflict minerals management system includes the following actions:
▪Established an Executive Steering Team for conflict minerals compliance led by our Chief Supply Chain Officer. The team includes the following members:
•Chief Government Affairs Officer
•Chief Policy Officer and General Counsel
•Vice President, Chief Sustainability, Environment & Safety Officer
•Chief Communications Officer
•Vice President, Vehicle Hardware Engineering
•Chief Accounting Officer
▪Established a cross-functional working level team to manage conflict minerals compliance. The working level team meets biweekly and holds an annual meeting with the Executive Steering Team to review our conflict minerals compliance status, strategy, continuous improvement objectives, performance to metrics, and legislative updates.
▪Built supply base knowledge capacity by developing training modules and conducting training sessions to ensure our suppliers understand our reporting and due diligence requirements, assisting them in their continuous improvement efforts to increase reporting transparency, and ensuring procurement from conformant smelters and refiners.
▪Established and communicated conflict mineral compliance scorecard, indicating necessary due diligence improvements to improve performance.
▪Established and enforced process to allow for supplier sourcing hold if conflict mineral compliance requirements were not met.

▪Integrated key performance indicators, including supplier CMRT survey response rate and quality of responses, into our supplier’s Sustainability Scorecard, including performance on human rights and environment reporting requirements. The Scorecard is then utilized in the supplier sourcing process.
▪Reported Key Performance Metrics (KPIs: Response rate and report quality) quarterly to Chief Supply Chain Officer.
Table 1. Conflict Mineral KPIs

Mineral	Response Rate				Quality Rate
	Q2	Q3	Q4	RY 23	RY 23
Conflict Minerals	0%	60%	88%	100%	100%

▪Published response rate and smelter conformance rates by mineral in our Integrated Sustainability and Financial Report performance data.
▪Established and communicated our RMS Policy on our public website, available by clicking here or at https://corporate.ford.com.
▪Updated our RMS Policy in 2024, requiring suppliers to respect the rights of indigenous peoples in accordance with the UNDRIP and ensure FPIC of indigenous communities prior to projects or activities that may affect their lands, resources, or rights. Our RMS Policy is reprinted below with 2024 updates in bold font (effective April 25, 2024):
Ford aspires to source only raw materials that are responsibly produced. Ford is committed to proactively removing minerals in our products and supply chain should any be identified to be contributing to conflict. Suppliers are required to fully support and cooperate with Ford’s efforts to secure full transparency and traceability of their raw material supply chains and must engage sub-tier suppliers in their efforts to demonstrate transparency and appropriate due diligence in accordance with Ford’s Supplier Code of Conduct and this policy.
Conflict Minerals
To the extent tin, tungsten, tantalum, and gold (“Conflict Minerals” or “3TG”) are contained in our products, it is Ford’s goal to use Democratic Republic of the Congo (DRC) conflict-free minerals while continuing to support responsible in-region mineral sourcing from the DRC and adjoining countries. As defined in Rule 13p-1 of the Securities Exchange Act of 1934 (the “Rule”), “DRC conflict-free” means that a product does not contain conflict minerals necessary to the functionality or production of that product that directly or indirectly finance or benefit armed groups in the DRC or an adjoining country. Suppliers are required to conduct due diligence and shall not knowingly provide products containing minerals that contribute to conflict as described in the Rule. Suppliers must also comply with Ford’s annual conflict minerals reporting requirements as published in our Social Responsibility and Anti-Corruption Requirements Supplier Guide.
Other Minerals of Concern
The following pertains to due diligence and responsible sourcing requirements for 3TG and any material originating from Conflict-Affected and High-Risk Areas (CAHRAs), as defined by Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from CAHRAs (“OECD Guidance”) and the related supplements for 3TG. CAHRAs are identified by the presence of armed conflict, widespread violence, or other risks of harm to people.
Regardless of mineral processing location or origin, we require our suppliers to conduct due diligence in alignment with the OECD Guidance to both source responsibly and understand the sources of 3TG, cobalt, mica, lithium, nickel and, at our request, other raw materials used in Ford products. Suppliers providing parts containing raw materials or providing raw materials, are required to use smelters, refiners, and mineral processors that have been validated as conformant to an applicable independent, OECD-aligned, third party-assured responsible mineral sourcing validation program, such as Responsible Mineral Initiative’s (RMI) Responsible Mineral Assurance Process (RMAP).

Additionally, Ford requires suppliers to cascade OECD Guidance mineral due diligence requirements to sub-tier suppliers and report any identified risk in the supply chain to the designated responsible party at Ford.
Environmental, Social, and Governance (ESG) Risks in Material Supply Chains
Ford participates in multi-stakeholder initiatives to establish responsible sources of raw materials in global supply chains and expects its suppliers to participate in these activities to further the reach and impact of these programs. Ford expects suppliers to source from sub-suppliers that engage in these multi-stakeholder organizations. Multi-stakeholder organizations should promote sustainable production of raw materials, traceability, and due diligence for raw material sourcing.
Third-party-assured ESG standards are critical to protect workers, children, communities, the rights of indigenous peoples, and the environment in areas where mines and processors operate. We require processors and mines we directly source from to agree to undergo applicable Environmental, Social, Governance (ESG) audits such as RMI ESG Standard, The Copper Mark, or Initiative for Responsible Mining Assurance (IRMA), and expect our suppliers to do the same. If sourcing from processors or mines, suppliers should request identified processors and mines supplying materials in parts supplied to Ford to undergo a third-party assessment against RMI RMAP and ESG Standard (processors), IRMA (mines) or an agreed-upon third-party-certified equivalent.
According to Ford’s Supplier Code of Conduct, Ford requires suppliers to complete due diligence, understand sources, address related ESG risks, and implement appropriate traceability for materials such as natural rubber, leather, or other non-mined materials to ensure responsible, sustainable, and equitable supply chains. Suppliers should complete these assessments and provide supply chain information and evidence to Ford when requested.
Suppliers are also required to respect the rights of Indigenous Peoples in accordance with the United Nations Declaration on the Rights of Indigenous Peoples (UN-DRIP). In accordance with Supplier Code of Conduct, suppliers directly sourcing raw materials must not engage in any acts constituting or aiding unlawful eviction or unlawful taking of land, forests, or waters securing the livelihood of human beings. Suppliers must also ensure Free, Prior and Informed Consent (FPIC) of communities is pursued and obtained prior to project or activities that may affect their lands, resources and rights.
Ford may reassess supplier relationships if suppliers fail to comply with minimum requirements.
•Integrated conflict minerals reporting requirements as part of our suppliers’ contractual obligations through our Supplier Code, which is embedded within Ford’s Global Production Terms and Conditions and our Supplier Social Responsibility and Anti-Corruption Requirements Supplier Guide.
•Executed internal capacity building training for relevant employees outlining our supplier reporting requirements, reporting process, and timeline. In addition to responsible material sourcing, training includes human rights and working conditions, carbon neutrality, and greenhouse gas emissions targets.
•Facilitated the confidential reporting of known or potential violations of the law or of our policies. Ford employees can report violations directly to Human Resources or the Compliance, Ethics and Integrity Office as well as the Office of the General Counsel. Violations can also be reported using the SpeakUp reporting mechanism, telephone hotlines, websites, or email, some of which allow for anonymous reporting. External stakeholders may report by emailing SpeakUp@ford.com. A cross-functional committee reviews allegations and oversees any investigations and subsequent corrective or disciplinary actions.
•Implemented an external grievance site to provide external stakeholders (e.g., supply chain employees, community members) with instructions and information on reporting grievances in regard to Ford or any of our suppliers. The external site was updated in 2023 to include information in nineteen (19) different languages.
•Launched the RBA Worker Voice Platform in 2022 to all our direct suppliers free of charge. As one of the first RBA members to utilize this resource, Ford is providing a tool that gives our supply chain workers more ways to provide feedback, learn important professional and personal skills, as well as a place to log grievances.

•Utilized the new RMI Grievance Mechanism, accepting submissions of grievances as part of its commitment to engage with stakeholders, identify risks or human rights impacts, and continuously improve its systems and processes. In addition to grievances from affected party(ies), the RMI also reviews allegations concerning the RMI’s operations and the RMAP.
•Actively participated in collaborative efforts, such as RMI work groups, to stay up to date with regulatory requirements, align with industry and cross industry best practices, and continuously improve our conflict mineral due diligence management system.
•Utilized standardized tools and templates (e.g., CMRT) to improve efficiency and response rates and increase 3TG smelter and refiner participation in responsible assurance programs.
4.2.Identify and Assess Risk in the Supply Chain
We have dedicated resources and a cross-functional team managing our conflict mineral compliance and responsible sourcing efforts to identify, assess, and mitigate risk in our 3TG supply chain.
Using a third-party online platform, we reviewed in-scope supplier CMRTs for supplier compliance with Ford reporting requirements such as:
•Completion of all required reporting elements
•Manual review and reconciliation of any CMRT reporting inconsistencies
•Consistency between the expected 3TG metals reported as being intentionally added to the supplier’s products and the metals reported in IMDS
•Presence of a smelter and refiner list that includes expected metals based on IMDS reporting
•Suppliers’ sub-tier response rate reported from each CMRT supplier survey
•Identification of smelters and refiners not participating in required third-party validation programs reported in suppliers’ supply chains
•Supplier conflict mineral sourcing policies
We reviewed our suppliers’ CMRT smelter lists to identify and assess supplier risk of reported 3TG sourcing that may not comply with Ford’s RMS Policy and OECD Guidance to use independent third-party risk-based approach audits, such as RMAP, RJC, and LBMA, to confirm that smelters and refiners have carried out all five steps of the OECD Guidance framework. This process of identification and assessment includes the following:
•Compared our suppliers’ smelter and refiner lists to the RMI smelter database, and for those smelters and refiners that appear on both lists, determined their audit status, and gained visibility to assess potential risks in our supply chain.
•Increased transparency and risk awareness by providing suppliers with a list of smelters and refiners reported in their CMRT that were not participating in RMAP, RJC, or LBMA.
•Requested suppliers to complete additional due diligence and conduct direct outreach with non-participating smelters and refiners, and/or consider alternate sourcing arrangements for those smelters and refiners.
•Provided suppliers with risk assessment and corrective action plans specific to non-participation status of reported smelters and refiners.
•Designed and implemented a review of the new RMI Grievance Mechanism for active grievances referencing smelter and refiner facilities reported by Ford suppliers and tracked the progress of relevant grievances to determine if additional actions to mitigate risk would be needed, such as direct outreach and engagement with smelters and refiners or notification to suppliers to conduct additional due diligence regarding reported smelters and refiners in their supply chain. If a smelter or refiner becomes non-conformant to RMAP, RJC or LBMA, a red flag is placed in our system and suppliers are requested to remove the refiner from the reported supply chain.

•Actively reviewed additional information related to raw material supply chains, such as publicly available incident reports, NGO reports, and government published information to help us assess risk in the supply base.
Since 2018, we have developed and implemented a cobalt due diligence management system to assess, identify, and mitigate risk in our cobalt supply chain.
Although cobalt is not included in the definition of “conflict minerals,” we conduct due diligence on cobalt, another mineral in Ford’s supply chain originating from CAHRAs as defined by the OECD Guidance. In 2023, we surveyed in-scope cobalt and mica suppliers using the RMI standard Extended Minerals Reporting Template (EMRT) and achieved both a 100% response rate and a 100% quality rate for the first time since we began using the EMRT in 2018. We also surveyed in-scope nickel and lithium suppliers using the RMI standard Pilot Reporting Template (PRT).
Since 2021, with financial support from Global Giving, the grant-making partner for Ford Philanthropy (formerly Ford Motor Company Fund), and technical support from the Ford Supply Chain Sustainability team, the Oil and Mines Governance Center (OMGC) has been implementing a program to break down barriers that prevent women in the DRC from equitably accessing opportunities that cobalt demand provides. OMGC is a local, DRC non-profit organization. By providing economic opportunities for women, we are attempting to address one of the root causes of child labor. The OMGC exceeded its training goal for 2023 by training and empowering 210 women to operate in compliance with OECD and CGE (Entreprise Générale de Cobalt) standards regarding labor, corruption, and environmental protection. Additionally, 50 cooperative members were provided with personal protective equipment to wear while mining, more than 100 women received financial training, and 50 women were assisted in opening banking facilities.
4.3.Design and Implement a Strategy to Respond to Identified Risk
We have established and utilize the following process to respond to identified risks in the supply base:
▪Follow an escalation process to notify the Chief Supply Chain Officer of risks when identified.
▪Follow a procedure for risk mitigation including monitoring, tracking, and reporting progress to the Chief Supply Chain Officer.
▪Utilize third-party online platform to facilitate the analysis of supplier CMRT data and create tailored corrective actions to aid suppliers in improving the quality of their reports and better mitigate identified risks.
As part of our risk mitigation process, smelters and refiners that are reported by our suppliers that are not currently identified in the RMI database were reported to RMI for validation and assessment. Additionally, if our suppliers’ lists contained smelters or refiners not identified on the RMI public “Conformant” or “Active” Smelter and Refiner RMAP lists, we immediately notified those suppliers. We provided suppliers with a list of smelters/refiners not participating and directed the suppliers where to find the RMI “Conformant” and “Active” Smelter and refiner information. Per our RMS Policy, we require suppliers to use smelters/refiners conformant to a third-party responsible mineral sourcing validation program like RMAP. We requested suppliers reporting smelters/refiners that are not conformant/active to RMAP to take the following actions to ensure responsibly sourced 3TG and comply with Ford requirements:
▪Contact sub-suppliers and communicate Ford’s requirement to use RMI Active/Conformant smelters/refiners.
▪Encourage sub-suppliers to also cascade requirements to use Active/Conformant smelters/refiners.
▪Directly contact smelters/refiners to become conformant to RMAP, and if smelters/refiners refuse, consider alternate sourcing arrangements.
▪Complete additional due diligence to confirm the source of and determine risk for 3TG supplied by smelters/refiners. For example, research sources of smelters and refiners to understand material origins and assess further risks, or—because most data in CMRT is provided on an aggregated basis—request suppliers to confirm which sub-suppliers are reporting high-risk smelters/refiners and confirm whether they are in the supply chain to better understand how a company can leverage purchasing power to improve responsible sourcing.

▪Provide a scorecard to suppliers on their due diligence reporting. Suppliers that survey 100% of their in-scope suppliers and report using all conformant smelters and refiners receive a score of 10 out of 10. This score is one input into the supplier’s Sustainability Score utilized in the sourcing process.
To further mitigate the risk of suppliers in our supply chain reporting or utilizing 3TG smelters and refiners that have not been validated as conformant to a third-party responsible mineral sourcing validation program, we have expanded our supply chain team’s capacity on responsible sourcing practices through additional training sessions, our RMS Policy requires suppliers to use third-party validated smelters and refiners, and we expect our suppliers to conduct due diligence on materials from CAHRAs.
Ford participates in cross-industry forums to prevent and mitigate supply chain risks. We are an active member of RMI’s Smelter Disposition team to better understand “eligibility” requirements and processes of smelters and refiners, as well as support research on new smelters and refiners reported globally so they can be properly identified and engaged to complete RMAP. We also participate in RMI’s Smelter Engagement Team (SET) and directly contact smelters and refiners to request their participation in RMAP or that they submit appropriate documentation to RMI for cross-recognition and inclusion in the “conformant/active” lists.
Gold refiners demonstrate a relatively lower rate of conformance to RMAP compared to tin, tungsten, and tantalum refiners. Ford seeks to mitigate the risk of having refiners that have not been validated as conformant to a third-party responsible mineral sourcing validation program specific to the gold supply chain through our participation on the RMI Gold Team. The team directs outreach to gold refiners to engage in RMAP. In addition, we have included RMI digital training for suppliers on Responsible Gold Sourcing in our eLearning curriculum.
We also chair the Automotive Industry Action Group (AIAG) SET on behalf of the North American Automotive Industry to lead and complete outreach directly to smelters and refiners. The AIAG SET encourages non-participating RMAP smelters and refiners to become conformant to RMAP. The AIAG SET advocates for responsible sourcing by completing coordinated smelter and refiner outreach and by funding pre-audit visits.
Ford is also a member of Drive Sustainability, a group coordinated by CSR Europe consisting of 15 automotive manufacturers who collaborate to enhance sustainability in their supply chains. Drive Sustainability aims to improve the social, ethical, and environmental performance of automotive supply chains, including the responsible sourcing of raw materials.
For the 11th consecutive year, we are an active member of the Public Private Alliance for Responsible Minerals Trade (PPA). The PPA is a multi-sector initiative between leaders in civil society, industry, and the U.S. government that supports projects to improve the due diligence and governance systems needed for ethical supply chains from the Covered Countries. In 2023, as a member of the PPA and its Projects and Resources Work Group, Ford’s engagement supported the following:
▪Planning and convening a PPA Alignment Session alongside the OECD Forum on Responsible Mineral Supply Chains in Paris to support information sharing and coordination with key external organizations including the European Partnership for Responsible Minerals, the RMI, the Cobalt Institute, Fair Cobalt Alliance, ASGM Formalization Partnership, Progressive Due Diligence Lab, and more.
▪Participating in a delegation to the DRC organized by the Cobalt Institute and attended by journalists, as well as additional representatives from civil society and large-scale mining. The delegation visited two large-scale copper/cobalt mine sites, as well as an artisanal site, in southern DRC.
▪Building on the success of the 2022 Data For Impact (DFI) symposium, the DFI task group developed a request for abstracts on tools, studies, and other approaches that can inform and enhance future action for improved socioeconomic outcomes and local benefits for miners and mining-affected communities. The task group worked to evaluate all abstracts received and has confirmed six presentations that will be featured in a second virtual symposium.
▪Building on the PPA’s prior work, in 2023, a task group of volunteers worked to take stock of overarching challenges and barriers affecting lending in the artisanal sector, identify initial strategies and novel tools to improve these conditions, and distill both pragmatic and normative guidance on expanding financial inclusion for miners and mining-affected communities.

▪PPA hosted learning sessions including:
•Webinar briefing on ESAWA, a member-supported data marketplace that seeks to provide insights and incentives for better development outcomes.
•In-person member meeting featuring a “State of PPA” presentation and a panel supporting member awareness relating to issues in cobalt.
•Photo exhibit and remarks from the Fair Cobalt Alliance to provide a glimpse into the lives of artisanal cobalt miners.
4.4.Carry Out Independent Third-Party Audit of Smelter and Refiner Due Diligence Practices
Due to our position in the supply chain, we utilize RMAP and the RMAP Cross-Recognition Program to determine if smelters and refiners reported by our suppliers are conformant with RMAP, LBMA, and RJC third-party audit protocols to validate responsible sourcing. These audit standards have been developed to assess if companies have management systems in place to support and implement due diligence and responsible sourcing practices. As noted in section 4.3, we are an active member of various RMI workgroups, and we contribute to the development of RMI tools and processes used to support our program. Additionally, we have visited smelters and refiners, and we conduct direct outreach to smelters/refiners to aid in collective uptake of responsible sourcing practices at 3TG smelters and refiners. We use the RMI Facility Database and RCOI information as key inputs to help us manage risk in our supply chain.
4.5.Report Annually on Supply Chain Due Diligence
This is our 11th Conflict Minerals Report (CMR) and we plan to continue reporting annually. Our CMR is available by clicking here and both our policy and our report are available on our website at https://corporate.ford.com.
5.Facilities Used to Process the Conflict Minerals in Products, if Known
We have surveyed our in-scope suppliers to identify the facilities used to process the 3TG contained in our products. Over half of our in-scope suppliers – 59% – provided a company-level CMRT that does not identify the smelters or refiners used for a particular part, component, or business customer. In cases where suppliers provided a product-level report, the identification of the smelters and refiners that support our specific products could not be determined due to lower tier suppliers reporting on a company basis.
Therefore, we are unable to identify with certainty the specific facilities used to process the 3TG in our products and whether the 3TG in our products is from recycled/scrap sources. We request product-level reporting in certain cases and have enhanced our 3TG training to demonstrate how product-level reporting is a necessary step to reduce risk in Ford’s supply chain.
By comparing our in-scope suppliers’ smelter and refiner lists to the RMI Smelter Database, 350 RMI eligible 3TG smelters/refiners were reported by our in-scope suppliers as shown in Annex 1. Overall, 65% of the 350 smelters and refiners are considered “responsible sources of 3TG.” While our conformance rate dropped 6% from 2022, we identified 15 new smelters and refiners, 11 of which are conformant/active, three newly eligible, and one non-conformant. Overall, we identified four additional tin smelters, three tungsten smelters, two tantalum smelters, and two gold refiners conformant or active to RMAP from the prior year reporting period.
Ford monitors the performance of our risk prevention measures through our key performance metrics. We track and escalate supplier response rates and the quality of the data suppliers provide us. These reports are presented to our executive leaders who engage in escalations when necessary. In 2023, we achieved a 100% response rate for the ninth year in a row and a 100% quality rating for the first time.
The table below depicts, by mineral, the number of smelters and refiners potentially in our supply chain that are either participating (conformant/active) or not participating in the RMAP, LBMA or RJC audit protocol:

Table 2. Smelter and Refiner Status

Smelter or Refiner RMI RMAP Status	Tin	Tantalum	Tungsten	Gold
Conformant	64	32	34	92
Active	3	1	3	4
Not Participating	18	3	18	79
Total	85	36	53	175
Responsible Source Rate*	79%	92%	66%	55%

* Figure differs from that in our 2024 Integrated Sustainability and Financial Report due to the use of different measurement dates: December 31, 2023 (above) rather than February 28, 2024 (Integrated Report).
6.Country of Origin of the Conflict Minerals in Products, if Known
Through our leadership efforts as well as our due diligence actions, we have increased transparency within our supply chain. In 2014, 41% of our in-scope suppliers provided a smelter and refiner list. In 2023, 78% of our in-scope suppliers provided a smelter and refiner list, allowing better determination of possible countries of origin and identification of facilities that process 3TG reported in our supply chain.
We reviewed the RMI RCOI data against the 350 smelters and refiners reported by our supply chain to determine if any of our reported smelters and refiners sourced from the Covered Countries. According to the non-aggregated RMI RCOI data, we have reason to believe that 24 of the reported smelters and refiners might have sourced directly from the Covered Countries. Based on aggregated RCOI data from LBMA, RJC, and TI-CMC, an additional 84 smelters and refiners might have directly sourced from the Covered Countries. 21 smelters and refiners may have indirectly sourced from the Covered Countries. All 129 of the smelters and refiners that have been identified as directly or indirectly sourcing from the Covered Countries were deemed conformant to the RMAP, or cross-recognized LBMA or RJC audit protocols, as of December 31, 2023.
Based on the information provided by our suppliers as well as from the RMI RCOI data that includes aggregated country of origin for RMAP, LBMA, and RJC conformant processing facilities, we believe the countries of origin of 3TG contained in our products may include the following Covered Countries by mineral:
Table 3. Covered Countries Country of Origin

Country of Origin	Gold	Recycled/ Scrap Gold	Tantalum	Tin	Recycled/ Scrap Tin	Tungsten
Burundi			X	X		X
Democratic Republic of the Congo (DRC)	X		X	X		X
Rwanda			X	X		X
Tanzania	X			X
Uganda						X
Zambia	X

Using the same methodology, we believe the country of origin of 3TG contained in our products may also include the following countries:
Algeria; Andorra; Antigua and Barbuda; Argentina; Australia; Austria; Azerbaijan; Bahamas; Bangladesh; Barbados; Belarus; Belgium; Benin; Bolivia; Bosnia and Herzegovina; Botswana; Brazil; Bulgaria; Burkina Faso; Cameroon; Canada; Cayman Islands; Chile; China; Colombia; Costa Rica; Côte d'Ivoire; Croatia; Curacao; Cyprus; Czech Republic; Denmark; Dominican Republic; Ecuador; Egypt; El Salvador; Estonia; Ethiopia; Finland; France; French Guiana; Georgia; Germany; Ghana; Greece; Grenada; Guatemala; Guinea; Guyana; Honduras; Hong Kong; Hungary; Iceland; India; Indonesia; Ireland; Israel; Italy; Jamaica; Japan; Jordan; Kazakhstan; Kenya; Korea, Republic of;

Kuwait; Kyrgyzstan; Laos; Latvia; Lebanon; Liberia; Liechtenstein; Lithuania; Luxembourg; Macao; Madagascar; Malaysia; Mali; Malta; Mauritius; Mexico; Monaco; Mongolia; Morocco; Mozambique; Myanmar; Namibia; Netherlands; New Zealand; Nicaragua; Niger; Nigeria; Norway; Oman; Pakistan; Panama; Papua New Guinea; Peru; Philippines; Poland; Portugal; Puerto Rico; Romania; Russian Federation*; Saint Kitts and Nevis; Saudi Arabia; Senegal; Serbia; Sierra Leone; Singapore; Saint Martin; Slovakia; Slovenia; South Africa; Spain; St Vincent and Grenadines; Sudan; Sweden; Switzerland; Taiwan, Province of China; Tajikistan; Thailand; Trinidad and Tobago; Tunisia; Turkey; Turks and Caicos; Ukraine; United Arab Emirates; United Kingdom; United States of America; Uruguay; Uzbekistan; Vietnam; Zimbabwe.
* Ford does not directly import gold from the Russian Federation. If any gold in products supplied to us was from any Russian Federation gold smelter or refinery, it would have been substantially transformed prior to receipt and incorporation into our finished products.
7.Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity
Due to the nature of CMRT reporting and the complexities of our supply chain, we find it difficult to identify the specific location of mines in our supply chain. However, we have taken the following actions to determine the mine or location of origin of the 3TG in our products with the greatest possible specificity:
•Conducted RCOI for suppliers whose parts contain 3TG and surveyed those suppliers using a risk-based approach.
•Analyzed completed CMRTs from our suppliers for completeness, consistency, and for identification of smelters and refiners sourcing conflict minerals from the Covered Countries.
•Compared reports from our suppliers with the expected responses, and when the information was incomplete or inconsistent with our RMS Policy or data expectations, we directly contacted our supplier to obtain additional or clarifying information, requesting improved reporting performance.
•Assessed the information provided by our suppliers with the RMI members-only smelter database to obtain country of origin information.
•Requested country of origin information directly from smelters and refiners not participating in RMAP.
•Worked with over 49 in-scope suppliers providing parts containing gold components to complete additional due diligence if a non-conformant gold refiner was reported on company or product level reports. Through engaging with suppliers and educating them on the process to inquire of their tiered suppliers about sources of gold, we helped raise awareness and increase due diligence actions related to non-conformant gold refiners reported in our supply chain. Suppliers in-scope for parts containing gold continued to submit CMRTs with high-risk refiners. However, we rejected these submissions and escalated suppliers within the supply chain organization until the refiners were confirmed to not be in Ford’s supply chain, were removed from our supply chain, or suppliers provided a corrective action plan and timing. Nine suppliers who did not provide any of the above were put on sourcing hold in 2023 until they complied.
8.Steps Taken to Mitigate OECD Annex II, Environmental And Social Risks and Improve Due Diligence in Our Mineral Supply Chain
In our We are Committed to Protecting Human Rights and the Environment policy, we commit to conducting due diligence and providing grievance mechanisms and remedies aligned with the UN Guiding Principles for Business and Human Rights. Ford’s policy is to source responsibly. We recognize that strict avoidance of a given mineral or mineral origin could have unintended consequences, including the loss of livelihood for a local population. Ford supports responsible sourcing from the Covered Countries as well as CAHRAs.
We review suppliers’ conflict minerals/responsible sourcing policies annually for alignment with our expectations. When suppliers’ policies indicate a ban on materials from the Covered Countries, we contact them to inform them of our expectation and the potential negative consequences of banning material from the Covered Countries. Overall, three suppliers we previously contacted updated their policy language to establish a more inclusive view on conducting due diligence on material coming from Covered Countries rather than excluding these materials. This year, we reached out to six suppliers to update their policies, two of which were contacted previously. While we do not see updates each year, we continue to contact suppliers and track improvements to policy language.

Our goal is to improve the transparency of mineral sourcing within our supply chain while improving the capacity of smelters and refiners globally to ensure that 3TG originating from the Covered Countries does not fund armed groups, conflict in the area, or other serious abuses outlined in Annex II of the OECD Guidance. We aim to increase all smelter and refiner participation in RMAP, LBMA, or RJC third-party validation programs to ensure responsible sourcing not only from the Covered Countries but also CAHRAs.
Specifically, we set goals to: (i) obtain a 100% response and quality response rate from in-scope suppliers, (ii) increase the number of suppliers that provide a smelter and refiner list, (iii) increase our suppliers’ use of only responsible sources of 3TG so we can better determine country of origin and ensure responsible sourcing, and (iv) continuously improve our due diligence efforts. We have taken the following actions in support of these goals:
Management System and Policies
•Ford is committed to respecting human rights, including the right to clean air and clean water, across our entire business, including our entire value chain. This commitment guides our decision-making and our actions, and extends to our suppliers and business partners, from the origin of the raw materials used to make our products to the end of life of these products. We are guided by our We Are Committed to Protecting Human Rights and the Environment policy.
•One of Ford’s sustainability aspirations is to source only raw materials that are responsibly produced. Over the past five years, Ford has conducted three saliency assessments in line with the UNGPRF to identify and prioritize salient human rights issues that apply throughout our business and value chain. Our Human Rights Governance team, with oversight from our Director of Global Sustainability, continues to manage and track our action plans to prevent, manage, and remediate salient human rights issues. We annually report progress to our actions through our Integrated Sustainability and Financial Report. Ford was the first in the U.S. auto industry to publish a stand-alone report addressing our salient human rights issues, how they are managed, and the key actions that demonstrate our progress.
•Our Supplier Code is integrated within Ford’s Global Production Terms and Conditions as a requirement to conduct business with Ford. Our Supplier Code requires all suppliers globally to enforce a similar code of practice and for subcontractors to do the same.
•Through our membership with Drive Sustainability, we developed and implemented the third-party validated Supplier Sustainability Self-Assessment Questionnaire (SAQ), which is aligned with the Automotive Industry Guiding Principles to Enhance Sustainability Performance in the Supply Chain. Suppliers answer questions and provide supporting policy documentation regarding company management, working conditions and human rights, health and safety, business ethics, environment, supplier management, and responsible sourcing. Responses to the SAQs serve as one of several inputs into our risk assessment used to determine candidates for further supply chain capacity building or additional due diligence. We also use the SAQ to determine supplier policy gaps with our Supplier Code.
•In 2022, we launched the integration of sustainability metrics into supplier sourcing decisions. If a supplier has an unacceptable sustainability finding, the decision to source must be reviewed at the Global Commodity Director level and a corrective action plan must be in place.
•In 2023, Ford’s Supply Chain and Supply Chain Sustainability teams conducted direct engagement with three of our top 10 suppliers to review our Supplier Code and sustainability reporting requirements with 20 attendees from both supplier sales and sustainability teams.
•Conflict minerals reporting is a contractual requirement for our suppliers, and we require our suppliers to use smelters and refiners that have been validated as conformant to a third-party responsible mineral sourcing validation program.
•As we secure battery raw materials directly from mining companies, we require alignment with and performance to meet the expectations of our Supplier Code. We request that suppliers source raw mined materials from suppliers committing to and/or certified by IRMA. We also request processing facilities to apply similar independent or third-party standards from RMI that demonstrate their actions toward responsible sourcing.

Metrics and Training
•In 2023, we achieved a supplier conflict mineral reporting response rate of 100% for the ninth year in a row and 100% quality rating for the first time.
•In 2023, approximately 17% of suppliers reported only using conformant smelters and refiners. This 8% improvement from 2022 reflects a near doubling of this metric.
•Through RMI eLearning, we created a responsible sourcing curriculum for suppliers to complete, allowing Ford to track supplier engagement and capacity building. 13% of our invited suppliers completed the curriculum in 2023.
•We hosted three global conflict mineral training webinars with 133 attendees from suppliers that previously provided low-quality reports or were first-time conflict minerals reporters. The webinars focused on sharing responsible sourcing best practices to improve conflict mineral due diligence and reporting.
•In 2023, we conducted nine internal training sessions on mineral due diligence, human rights and working conditions, greenhouse gas emissions reporting, Ford’s global terms and conditions, and Ford’s Supplier Code. The training was provided to all Supply Chain commodity groups.
•We maintain a Responsible Material Sourcing website as an educational resource that reflects Ford’s mineral due diligence practices and engagements.
Enhanced Risk Assessment and Mitigation to Support Responsible Sourcing of Minerals
•We have integrated the RMI CAHRA tool into risk assessments for material prioritization, which was also used as input to expand due diligence on other materials as well as informed determination of a CAHRA.
•We provided funding to support an upstream accreditation mechanism, RCS Global Group’s Better Mining Program, to improve the conditions on and around ASM sites to enable access to markets for compliant ASM operators. We attended a quarterly review of Better Mining incident data allowing us to better understand risks and review mitigation actions to ensure incidents are addressed accordingly.
•We donated funding directly to support the RMAP Audit Fund, which covers the initial assessments for new RMAP auditees, financial assistance for participating auditees, and the publication of assessment results on RMI’s website.
•We completed a direct inquiry to four smelters and refiners whose sources of 3TG were not identified in RMI’s RCOI data. Ford requested country of origin of mined material, status of recycled scrap, and any due diligence validation information. The refiners were unresponsive. We will continue to reach out to them and others in 2024.
Participation in External Organizations
•We are an active member of RMI (Member ID: FORD) and participate in cross-industry smelter and refiner outreach efforts to identify eligibility for the RMAP audit program. We also requested smelter and refiner participation in the RMAP. In addition, through the AIAG SET, we led AIAG’s coordinated industry outreach efforts to encourage 3TG, cobalt, and mica smelter and refiner participation in RMAP.
•We actively participate in various RMI working groups, including Gold, SET, Mineral Reporting Templates Team, Smelter Disposition, Due Diligence Practices, Artisanal and Small-Scale Mining (ASM), and Mineral Sensing and Prioritization.
•We participated in the Cobalt Institute’s “Roundtable on Responsible Sourcing of Cobalt: Meeting ESG Expectations” in Washington DC where stakeholders from the US government, civil society, think-tanks, standard setting bodies, and other downstream companies convened to foster dialogue on credible minerals ESG standards with the goal of maximizing positive outcomes for people and planet.
•We participated in the AIAG Responsible Materials Working Group to help scope industry mineral due diligence best practices.
ESG Audits and Transparency
•As members of the Responsible Business Alliance (RBA), we utilize the Validated Audit Process (VAP) for our third-party on-site supplier audits. These audits were conducted and validated by external parties and are used to assess suppliers’ performance to human rights, health and safety, and environmental expectations. These audits were conducted at the manufacturing site level and differ from the RMAP audit protocols used for smelters and refiners.
•Ford is one of the 14 founding members of the Responsible Supply Chain Initiative (RSCI) launched by the German Automotive Industry Association VDA (Verband der Automobilindustrie). The RSCI has developed a standardized assessment for evaluating the sustainability of companies in automotive supply chains, including social compliance of working conditions, occupational safety, and environmental protection. We piloted the RSCI audit in 2022 and expanded our use with automotive suppliers in 2023.
•We continue to partner with RCS Global to audit and map our raw material supply chains, including cobalt, nickel, and lithium plus graphite and mica (added in 2023), to strengthen our responsible sourcing capacity and drive continual improvements in transparency and responsibility in our raw material supply chains.
Our Goals for 2024
Ford will continue its commitment to responsible 3TG sourcing by collaborating with industry, multi-stakeholder groups, and Non-Government Organizations (NGOs), engaging suppliers in continuous improvements to adopt best practices, and improving internal risk assessment and management systems. Our goals to achieve continuous improvement include:
•Strengthen smelter and refiner engagement to increase use of and participation in RMAP, LBMA, or RJC as required by Ford's Global Terms and Conditions and Supplier Code.
•Work to strengthen our Single Point of Contact (SPOC) outreach to more smelters and refiners to become active in the RMAP program, targeting completing five RMI Company Inquiry Questionnaires (CIQ) to help identify global smelters and refiners of 3TG, as well as work with two 3TG refiners directly to achieve “active” RMAP status, and support smelters and refiners to achieve “conformant” status.
•Increase participation of new suppliers in due diligence capacity building training, such as the RMI eLearning curriculum, by 10% from 2023.
•Continue to support upstream accreditation mechanisms such as RCS Global Group’s Better Mining Program to improve the conditions on and around ASM sites to enable access to markets for compliant ASM operators.
•Continue employing and building participation with relevant smelters and refiners in the RMI Risk Readiness Assessment (RRA) tool to assess overall ESG management beyond performance to OECD Guidance; set a target to invite 100.
•Ensure training materials are modernized and cascaded to Ford Supply Chain employees.
•Strengthen our responsible sourcing capacity by continuously improving our mineral due diligence per OECD Guidance.
•Conduct outreach to cobalt processors identified in our cobalt supply chains through our EV battery mapping and auditing program and 2023 EMRT supplier submissions.
•Continue to work with Ford’s international nonprofit and grant making partner Global Giving to support and scale our program to empower women working in the copper and cobalt supply chains in the DRC through capacity building education and formalization.
•Update our RMS Policy (if necessary) to address assessing and mitigating ESG risks in 3TG and mineral supply chains.

Annex I

Metal	Company Name	Smelter Country
Gold	8853 S.p.A.	ITALY
Gold	ABC Refinery Pty Ltd.	AUSTRALIA
Gold	Abington Reldan Metals, LLC*	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company**	UNITED STATES OF AMERICA
Gold	African Gold Refinery***	UGANDA
Gold	Agosi AG*	GERMANY
Gold	Aida Chemical Industries Co., Ltd.*	JAPAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Albino Mountinho Lda.	PORTUGAL
Gold	Alexy Metals	UNITED STATES OF AMERICA
Gold	Almalyk Mining and Metallurgical Complex (AMMC)*	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao*	BRAZIL
Gold	Argor-Heraeus S.A.*	SWITZERLAND
Gold	Asahi Pretec Corp.*	JAPAN
Gold	Asahi Refining Canada Ltd.*	CANADA
Gold	Asahi Refining USA Inc.*	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.*	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Augmont Enterprises Private Limited**	INDIA
Gold	Aurubis AG*	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	PHILIPPINES
Gold	Boliden Ronnskar*	SWEDEN
Gold	C. Hafner GmbH + Co. KG*	GERMANY
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation*	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	CGR Metalloys Pvt Ltd.	INDIA
Gold	Chimet S.p.A.*	ITALY
Gold	Chugai Mining*	JAPAN
Gold	Coimpa Industrial LTDA*	BRAZIL
Gold	Daye Non-Ferrous Metals Mining Ltd.*	CHINA
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold	Dongwu Gold Group	CHINA
Gold	Dowa*	JAPAN
Gold	DSC (Do Sung Corporation)*	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant*	JAPAN
Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA

Metal	Company Name	Smelter Country
Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES
Gold	GG Refinery Ltd.**	TANZANIA, UNITED REPUBLIC OF
Gold	GGC Gujrat Gold Centre Pvt. Ltd.**	INDIA
Gold	Gold by Gold Colombia*	COLOMBIA
Gold	Gold Coast Refinery	GHANA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.*	CHINA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM*	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH*	GERMANY
Gold	Heraeus Germany GmbH Co. KG*	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.*	CHINA
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold	Industrial Refining Company	BELGIUM
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.*	CHINA
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold	Ishifuku Metal Industry Co., Ltd.*	JAPAN
Gold	Istanbul Gold Refinery*	TURKEY
Gold	Italpreziosi*	ITALY
Gold	JALAN & Company	INDIA
Gold	Japan Mint*	JAPAN
Gold	Jiangxi Copper Co., Ltd.*	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant****	RUSSIAN FEDERATION
Gold	JSC Novosibirsk Refinery****	RUSSIAN FEDERATION
Gold	JSC Uralelectromed****	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.*	JAPAN
Gold	K.A. Rasmussen	NORWAY
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc*	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC*	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna*	POLAND
Gold	Kojima Chemicals Co., Ltd.*	JAPAN
Gold	Korea Zinc Co., Ltd.*	KOREA, REPUBLIC OF
Gold	Kundan Care Products Ltd.	INDIA
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN

Metal	Company Name	Smelter Country
Gold	Kyshtym Copper-Electrolytic Plant ZAO****	RUSSIAN FEDERATION
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	L'Orfebre S.A.*	ANDORRA
Gold	LS MnM Inc.*	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.*	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Marsam Metals	BRAZIL
Gold	Materion*	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.*	JAPAN
Gold	MD Overseas	INDIA
Gold	Metal Concentrators SA (Pty) Ltd.*	SOUTH AFRICA
Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA
Gold	Metalor Technologies (Hong Kong) Ltd.*	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.*	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.*	CHINA
Gold	Metalor Technologies S.A.*	SWITZERLAND
Gold	Metalor USA Refining Corporation*	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.*	MEXICO
Gold	Mitsubishi Materials Corporation*	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Gold	MKS PAMP SA*	SWITZERLAND
Gold	MMTC-PAMP India Pvt., Ltd.*	INDIA
Gold	Modeltech Sdn Bhd	MALAYSIA
Gold	Morris and Watson	NEW ZEALAND
Gold	Moscow Special Alloys Processing Plant****	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.*	TURKEY
Gold	Navoi Mining and Metallurgical Combinat*	UZBEKISTAN
Gold	NH Recytech Company*	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.*	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH*	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.*	JAPAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)****	RUSSIAN FEDERATION
Gold	Pease & Curren	UNITED STATES OF AMERICA
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Planta Recuperadora de Metales SpA*	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals****	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk*	INDONESIA
Gold	PX Precinox S.A.*	SWITZERLAND
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Rand Refinery (Pty) Ltd.*	SOUTH AFRICA
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	REMONDIS PMR B.V.*	NETHERLANDS

Metal	Company Name	Smelter Country
Gold	Royal Canadian Mint*	CANADA
Gold	SAAMP	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	Safimet S.p.A	ITALY
Gold	SAFINA A.S.*	CZECHIA
Gold	Sai Refinery	INDIA
Gold	Sam Precious Metals	UNITED ARAB EMIRATES
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	SEMPSA Joyeria Plateria S.A.*	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.*	CHINA
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	CHINA
Gold	Shenzhen CuiLu Gold Co., Ltd.	CHINA
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	CHINA
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA
Gold	Shirpur Gold Refinery Ltd.	INDIA
Gold	Sichuan Tianze Precious Metals Co., Ltd.*	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals****	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.*	TAIWAN, PROVINCE OF CHINA
Gold	Sovereign Metals	INDIA
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	Sudan Gold Refinery	SUDAN
Gold	Sumitomo Metal Mining Co., Ltd.*	JAPAN
Gold	SungEel HiMetal Co., Ltd.*	KOREA, REPUBLIC OF
Gold	Super Dragon Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	T.C.A S.p.A*	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.*	JAPAN
Gold	Tokuriki Honten Co., Ltd.*	JAPAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	TOO Tau-Ken-Altyn*	KAZAKHSTAN
Gold	Torecom*	KOREA, REPUBLIC OF
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining*	BELGIUM
Gold	United Precious Metal Refining, Inc.*	UNITED STATES OF AMERICA
Gold	Valcambi S.A.*	SWITZERLAND
Gold	WEEEREFINING*	FRANCE
Gold	Western Australian Mint (T/a The Perth Mint)*	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH*	GERMANY
Gold	Yamakin Co., Ltd.*	JAPAN
Gold	Yokohama Metal Co., Ltd.*	JAPAN

Metal	Company Name	Smelter Country
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	CHINA
Tantalum	5D Production OU	ESTONIA
Tantalum	AMG Brasil*	BRAZIL
Tantalum	D Block Metals, LLC*	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.*	CHINA
Tantalum	FIR Metals & Resource Ltd.*	CHINA
Tantalum	Global Advanced Metals Aizu*	JAPAN
Tantalum	Global Advanced Metals Boyertown*	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.**	CHINA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	Jiangxi Tuohong New Raw Material*	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.*	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	KEMET de Mexico*	MEXICO
Tantalum	Materion Newton Inc.*	UNITED STATES OF AMERICA
Tantalum	Metallurgical Products India Pvt., Ltd.*	INDIA
Tantalum	Mineracao Taboca S.A.*	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	CHINA
Tantalum	NPM Silmet AS*	ESTONIA
Tantalum	PowerX Ltd.*	RWANDA
Tantalum	QuantumClean*	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.*	BRAZIL
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.*	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.*	JAPAN
Tantalum	TANIOBIS Co., Ltd.*	THAILAND
Tantalum	TANIOBIS GmbH*	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.*	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG*	GERMANY
Tantalum	Telex Metals*	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC*	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED*	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.*	CHINA
Tin	Alpha*	UNITED STATES OF AMERICA
Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM
Tin	Aurubis Beerse*	BELGIUM
Tin	Aurubis Berango*	SPAIN
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.*	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.*	CHINA
Tin	China Tin Group Co., Ltd.*	CHINA

Metal	Company Name	Smelter Country
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda*	BRAZIL
Tin	CRM Synergies*	SPAIN
Tin	CV Ayi Jaya*	INDONESIA
Tin	CV Venus Inti Perkasa*	INDONESIA
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin	Dowa*	JAPAN
Tin	DS Myanmar*	MYANMAR
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy JSC	VIETNAM
Tin	EM Vinto*	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.*	BRAZIL
Tin	Fabrica Auricchio Industria e Comercio Ltda.*	BRAZIL
Tin	Fenix Metals*	POLAND
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.*	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.*	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.*	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.*	CHINA
Tin	Luna Smelter, Ltd.*	RWANDA
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.*	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)*	MALAYSIA
Tin	Malaysia Smelting Corporation Berhad (Port Klang)**	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.*	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.*	BRAZIL
Tin	Mining Minerals Resources SARL*	CONGO, DEMOCRATIC REPUBLIC OF THE
Tin	Minsur*	PERU
Tin	Mitsubishi Materials Corporation*	JAPAN
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM
Tin	Novosibirsk Tin Combine	RUSSIAN FEDERATION
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.*	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.*	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Pongpipat Company Limited	MYANMAR
Tin	Precious Minerals and Smelting Limited**	INDIA
Tin	PT Aries Kencana Sejahtera*	INDONESIA
Tin	PT Artha Cipta Langgeng*	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya*	INDONESIA

Metal	Company Name	Smelter Country
Tin	PT Babel Inti Perkasa*	INDONESIA
Tin	PT Babel Surya Alam Lestari*	INDONESIA
Tin	PT Bangka Prima Tin*	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera**	INDONESIA
Tin	PT Bukit Timah*	INDONESIA
Tin	PT Cipta Persada Mulia*	INDONESIA
Tin	PT Menara Cipta Mulia*	INDONESIA
Tin	PT Mitra Stania Prima*	INDONESIA
Tin	PT Mitra Sukses Globalindo*	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Premium Tin Indonesia*	INDONESIA
Tin	PT Prima Timah Utama*	INDONESIA
Tin	PT Putera Sarana Shakti (PT PSS)*	INDONESIA
Tin	PT Rajawali Rimba Perkasa*	INDONESIA
Tin	PT Rajehan Ariq*	INDONESIA
Tin	PT Refined Bangka Tin*	INDONESIA
Tin	PT Sariwiguna Binasentosa*	INDONESIA
Tin	PT Stanindo Inti Perkasa*	INDONESIA
Tin	PT Sukses Inti Makmur (SIM)*	INDONESIA
Tin	PT Timah Tbk Kundur*	INDONESIA
Tin	PT Timah Tbk Mentok*	INDONESIA
Tin	PT Tinindo Inter Nusa*	INDONESIA
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	PT Tommy Utama*	INDONESIA
Tin	Resind Industria e Comercio Ltda.*	BRAZIL
Tin	Rui Da Hung*	TAIWAN, PROVINCE OF CHINA
Tin	Super Ligas*	BRAZIL
Tin	Thaisarco*	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.*	CHINA
Tin	Tin Technology & Refining*	UNITED STATES OF AMERICA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM
Tin	VQB Mineral and Trading Group JSC	VIETNAM
Tin	White Solder Metalurgia e Mineracao Ltda.*	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.*	CHINA
Tungsten	A.L.M.T. Corp.*	JAPAN
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL
Tungsten	Artek LLC	RUSSIAN FEDERATION
Tungsten	Asia Tungsten Products Vietnam Ltd.*	VIETNAM
Tungsten	China Molybdenum Tungsten Co., Ltd.*	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.*	CHINA
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda*	BRAZIL

Metal	Company Name	Smelter Country
Tungsten	DONGKUK INDUSTRIES CO., LTD.	KOREA, REPUBLIC OF
Tungsten	Fujian Xinlu Tungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	CHINA
Tungsten	Global Tungsten & Powders LLC*	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*	CHINA
Tungsten	H.C. Starck Tungsten GmbH*	GERMANY
Tungsten	HANNAE FOR T Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Hubei Green Tungsten Co., Ltd.*	CHINA
Tungsten	Hunan Chenzhou Mining Co., Ltd.*	CHINA
Tungsten	Hunan Jintai New Material Co., Ltd.	CHINA
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch*	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.*	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.*	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.*	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.*	CHINA
Tungsten	JSC “Kirovgrad Hard Alloys Plant”	RUSSIAN FEDERATION
Tungsten	Kenee Mining Corporation Vietnam**	VIETNAM
Tungsten	Kennametal Fallon*	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville*	UNITED STATES OF AMERICA
Tungsten	Lianyou Metals Co., Ltd.*	TAIWAN, PROVINCE OF CHINA
Tungsten	Lianyou Resources Co., Ltd.**	TAIWAN, PROVINCE OF CHINA
Tungsten	LLC Vostok	RUSSIAN FEDERATION
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*	CHINA
Tungsten	Masan High-Tech Materials*	VIETNAM
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Nam Viet Cromit Joint Stock Company	VIETNAM
Tungsten	Niagara Refining LLC*	UNITED STATES OF AMERICA
Tungsten	NPP Tyazhmetprom LLC	RUSSIAN FEDERATION
Tungsten	OOO “Technolom” 1	RUSSIAN FEDERATION
Tungsten	OOO “Technolom” 2	RUSSIAN FEDERATION
Tungsten	Philippine Chuangxin Industrial Co., Inc.*	PHILIPPINES
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.**	CHINA
Tungsten	TANIOBIS Smelting GmbH & Co. KG*	GERMANY
Tungsten	Tungsten Vietnam Joint Stock Company*	VIETNAM
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hutten AG*	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.*	CHINA
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	CHINA

* “Conformant” indicates conformant to a Third-Party Responsible Sourcing Validation Program (RMAP, LBMA, RJC) based on information provided to RMI member companies as of December 31, 2023.
** “Active” indicates actively participating in a Third-Party Responsible Sourcing Validation Program (RMAP, LBMA, RJC) based on information provided to RMI member companies as of December 31, 2023.
*** Entity became an OFAC Specially Designated National (SDN) on March 17, 2022. Ford does not have reason to believe African Gold Refinery Limited (AGR, CID03185) was present in Ford's supply chain after the SDN designation.
**** Ford does not directly import gold from the Russian Federation. If any gold in products supplied to us was from any Russian Federation gold smelter or refinery, it would have been substantially transformed prior to receipt and incorporation into our finished products.